EXHIBIT 99

Contact::	Rosanne Palacios	Judy Wawroski
	Vice President of Marketing	Vice President
	International Bank of Commerce	International Bank of Commerce
	(956) 726-6636 (Laredo)	(956) 722-7611 (Laredo)

FOR IMMEDIATE RELEASE

IBC Announces Earnings

LAREDO, Texas—(BUSINESS WIRE)— February 26, 2004—International Bancshares Corporation (NASDAQ:IBOC) today reported annual net income for 2003 of $122.1 million or $3.16 per share - basic ($3.10 per share - diluted) compared to $100.6 million or $2.52 per share - basic ($2.46 per share - diluted), which represents a 26% increase in diluted earnings per share and a 21% increase in net income over the corresponding period in 2002.

Net Income for the fourth quarter of  2003 was $28.5 million, or $.74 per share — basic ($.72 per share diluted) compared to $27.5 million, or $.70 per share — basic ($.68 per share diluted), which represents a  6% increase in diluted earnings per share and a 4% increase in net income over the corresponding period in 2002.

The increase for 2003 compared to  2002 can be partially attributed to impairment charges taken by the Company during 2002 due to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) and the Company’s share of losses on its investment in the Aircraft Finance Trust (“AFT”).  The adoption of SFAS 142 resulted in an impairment charge of $5.1 million, after tax, on its investment services unit during the first quarter 2002.  The total losses recorded on its investment in AFT totaled $8.4 million, after tax, for the year ended December 31, 2002.  Investment securities gains of $15.2 million, after tax, positively impacted 2003 earnings, compared to $1.5 million, after tax, recognized in 2002.  The securities gains arose from a program in place to reposition a portion of the Company’s bond portfolio to realize the equity that is eroding in the portfolio due to rapid principal repayments.

International Bancshares Corporation and Subsidiaries

Consolidated Financial Summary

	Years Ended December 31,
	2003	2002
	(Dollars in thousands, except per share data)
	Unaudited

Interest income	$318,051	$353,928
Interest expense	(94,725)	(116,415)
Net interest income	233,326	237,513
Provision for possible loan losses	(8,291)	(8,541)
Non-interest income	127,273	85,645
Non-interest expense	(159,754)	(154,843)

Income before income taxes	182,554	159,774
Income taxes	(60,426)	(54,013)

Income before cumulative change in accounting principle, net of tax	122,128	105,761

Cumulative effect of a change in accounting principle, net of tax	—	(5,130)
Net income	$122,128	$100,631

Net income per common share
Basic	$3.16	$2.52
Diluted	$3.10	$2.46

IBOC also announced on January 22, 2004 that it had signed a definitive agreement with Local Financial Corporation (NASDAQ: LFIN), an Oklahoma bank holding company, pursuant to which IBOC will acquire LFIN for approximately $385 million in cash and stock.

“I’m very pleased with the continued growth in our annual earnings,” said Dennis E. Nixon, Chairman and CEO of International Bancshares Corporation. “The Company has continued to grow its earnings annually clearly reflecting the Company’s commitment to improved earnings.  We’re also truly excited about our strategic acquisition of LFIN.  This transaction will dramatically increase our presence along the NAFTA — IH 35 corridor, and this merger presents a great opportunity for IBOC to expand its market presence, improve its earnings and add earnings growth and stockholder value.”

Total assets at December 31, 2003 were $6.6 billion compared to $6.5 billion at December 31, 2002. Total net loans were $2.7 billion at December 31, 2003 and at December 31, 2002. Deposits at December 31, 2003, were $4.4 billion compared to $4.2 billion at December 31, 2002.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with over 100 facilities and over 200 ATMs serving 35 communities including Houston, San Antonio, Austin, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata, Eagle Pass and several others in the central, southern and Gulf Coast regions of Texas.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.